Exhibit 4.4

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of February 7, 2005 by and among Sports Entertainment Enterprises, Inc., a corporation organized and existing under the Business Corporation Act of the State of Colorado (the “Company”) and each of the investors listed on Schedule 1 attached hereto (each an “Investor”, and collectively, the “Investors”).

RECITALS:

A.            Concurrently with the execution of this Agreement, the Investors are acquiring from the Company shares of the Company’s Series A Convertible Redeemable Preferred Stock, no par value (the “Series A Preferred Stock”), shares of the Company’s Common Stock and warrants to purchase Common Stock of the Company (the “Investor Warrants”), pursuant to the terms and provisions of the Stock Purchase Agreement among the Company and the Investors of even date herewith, as such agreement may thereafter be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof (the “Purchase Agreement”).

B.            Pursuant to the Purchase Agreement, the Company has agreed to grant the Holders (as defined below) the registration rights set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.             Definitions.  The following terms when used in this Agreement, including its Preamble and Recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

(a)           “Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and, in addition to the foregoing, a Person shall be deemed to control another Person if the controlling Person owns 15% or more of any class of voting securities (or other ownership interest) of the controlled Person.

(b)           “Agreement” has the meaning set forth in the Preamble.

(c)           “Articles of Amendment” means that certain Articles of Amendment to the Articles of Incorporation of the Company adopted and filed with the Secretary of State of the State of Colorado on or before the date hereof setting forth the rights, preferences and privileges of the Series A Preferred Stock, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

(d)           “Commission” means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

(e)           “Common Stock” means shares of common stock, no par value, of the Company.

(f)            “Company” has the meaning set forth in the Preamble.

(g)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time.

(h)           “Form S-1” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC used for the initial public offering of securities.

(i)            “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(j)            “Holder” means any Person owning or having the right to acquire Registrable Securities, or any assignee thereof in accordance with Section 11 hereof. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company may act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities.

(k)           “Initial Investors” means The Huff Alternative Fund, L.P. and The Huff Alternative Parallel Fund, L.P.

(l)            “Initiating Holders” means the Holder(s) initiating a registration request under Section 2(a) below.

(m)          “Investor” has the meaning set forth in the Preamble.

(n)           “Investor Warrants” has the meaning set forth in the Recitals.

(o)           “Permitted Transferee” means, with respect to any Investor, any Affiliate of such Investor.

(p)           “Person” means any individual, partnership, corporation, joint venture, limited liability company, association, trust, unincorporated organization, or government or agency or political subdivision thereof or any other entity of whatever nature.

(q)           “Purchase Agreement” has the meaning set forth in the Recitals.

(r)            “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document by the SEC.

(s)           “Registrable Securities” means, collectively, (i) any Common Stock directly or indirectly (A) issued to the Initial Investors on February 7, 2005 or (B) issuable or issued upon conversion of the Series A Preferred Stock or (C) issuable or issued upon exercise of the Investor Warrants and (ii) any shares of Common Stock hereafter distributed by the Company as a result of a stock dividend, stock split, reclassification, recapitalization or otherwise by virtue of the ownership of shares or warrants described in the immediately preceding clause (i); provided, however, that any such securities shall cease to be Registrable Securities when (A) such securities shall have been registered under the Securities Act, the registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of pursuant to such effective registration statement; (B) such securities shall have been otherwise transferred, if new certificates or other evidences of ownership for them not bearing a legend restricting further transfer and not subject to any stop transfer order or other restrictions on transfer shall have been delivered by the Company and subsequent disposition of such securities shall not require registration or qualification of such securities under the Securities Act or any state securities law then in force; (C) such securities shall cease to be outstanding; (D) the holding period that would be applicable under Rule 144(k) of the Securities Act expires, such securities are freely tradable by the Holder thereof under Rule 144(k) without regard to volume limitations or other restrictions and the Company shall have removed any restrictive legends and stop transfer restrictions with respect to such securities; or (E) such securities are sold to the public pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act.

(t)            “Rule 144” means Rule 144 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

(u)           “Rule 144A” means Rule 144A under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

(v)           “Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

(w)          “Series A Request” means a request from the holders of at least 66 2/3% of the outstanding shares of the Series A Preferred Stock as of the date of such request.

(x)            “Series A Preferred Stock” has the meaning set forth in the Recitals.

(y)           “Series B Preferred Stock” means the Series B Convertible Preferred Stock, no par value, of the Company.

(z)            “Violation” means any of the following statements, omissions or violations:  (i) any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in a registration statement filed under or referred to in this Agreement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents filed under state securities or “blue sky” laws in connection therewith, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, including, without limitation, in any document incorporated by reference therein, or necessary to make the statements therein, including, without limitation, in any document incorporated by reference therein, not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law arising from, relating to or in connection with the offer and sale of Registrable Securities pursuant to this Agreement.

2.             Demand Registration.

(a)           Request for Demand Registration.  If the Company shall receive a written Series A Request that the Company file a registration statement under the Securities Act, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and, subject to the limitations of Sections 2(d) and 2(e) below, shall file (as expeditiously as practicable, and in any event within sixty (60) days of the receipt of such request) and use commercially reasonable efforts to effect, a registration statement under the Securities Act with respect to all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 18 below.  In the case of the first Series A Request, such Series A Request must include a request to register at least 20% of the number of shares of Common Stock which were issuable upon conversion of the Series A Preferred Stock into Common Stock as the date of issuance of the Series A Preferred Stock to the Initial Investors.  The Initiating Holders shall be required to convert, on or prior to the date the registration statement with respect to the first Series A Request becomes effective, the lesser of (i) such number of shares of Series A Preferred Stock as will result in the conversion of 20% of the number of shares of Common Stock which were issuable upon conversion of the Series A Preferred Stock as of the date of issuance of the Series A Preferred Stock to the Initial Investors (subject to adjustment for stock splits, recapitalizations, mergers, consolidations or similar events occurring after such date that effect a change in the capitalization of the Company), and (ii) the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock which are included in the registration statement in respect of the first Series A Request.

(b)           If the Initiating Holders intend to distribute the Registrable Securities covered by their request pursuant to Section 2(a) by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2 and the Company shall include such information in the written notice referred to in Section 2(a).  In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.  A majority in interest of the Initiating Holders of Registrable Securities participating in the underwriting, in consultation with the Company, shall select the managing underwriter or underwriters in such underwriting.

(c)           All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 4(f)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of such Initiating Holders; provided, however, that no Holder participating in such underwriting shall be required to make any representations, warranties or indemnities except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be limited to an amount equal to the net proceeds from the offering received by such Holder.

(d)           Notwithstanding any other provision of this Section 2, if the underwriter advises the Initiating Holder in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holder shall so advise the Company and the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated as follows:  (i) first, among Holders of Registrable Securities that have elected to participate in such underwritten offering, in proportion (as nearly as practicable) to the aggregate amount of Registrable Securities held by all such Holders, until such Holders have included in the underwriting all shares requested by such Holders to be included and (ii) second, if the holders of the Series B Preferred Stock have elected to participate in such underwritten offering, the holders of the Series B Preferred Stock and the holders of the Series A Preferred Stock shall be included on a pro rata basis based upon the number of Registrable Securities requested to be included in such underwritten offering.  Without the consent of a majority in interest of the Holders of Registrable Securities participating in a registration referred to in Section 2(a), no securities other than Registrable Securities and shares of Common Stock underlying the Series B Preferred Stock shall be covered by such registration if the inclusion of such other securities would result in a reduction of the number of Registrable Securities covered by such registration or included in any underwriting or if, in the opinion of the managing underwriter, the inclusion of such other securities would adversely impact the marketing of such offering.

(e)           The Company shall not be required to cause a registration pursuant to Section 2(a) to be declared effective within a period of ninety (90) days of the effective date of any registration statement of the Company effected in connection with a Series A Request, provided the Company has not breached its obligations under Section 2(a). Additionally, the Company shall not be required to effect a demand registration and, upon written notice from the Company, the holders of the Registrable Securities will discontinue the disposition of their securities during any blackout period (i) if the Board of Directors of the Company determines in good faith that effecting such a registration or continuing such disposition at such time would have a material adverse effect upon a proposed sale of all (or substantially all) of the assets of the Company or a merger, reorganization, recapitalization or similar current transaction materially affecting the capital structure or equity ownership of the Company, or (ii) if the Company is in possession of material information which the Board of Directors of the Company determines in good faith it is not in the best interests of the Company to disclose in a registration statement at such time; provided, however, that the Company may only delay a demand registration pursuant to this Section 2(b) by delivery of a blackout notice within thirty (30) days of delivery of the notice requesting a demand registration and, in any case, only for a period not exceeding ninety (90) days (or until such earlier time as such transaction is consummated or no longer proposed or the material information has been made public) provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to be declared effective.  There shall not be more than one blackout period in any twelve (12) month period.

(f)            The Company shall not be obligated to effect in the case of a demand request pursuant to a Series A Request in accordance with the provisions of Section 2(a), more than two (2) registrations, provided, however, that once the Company has satisfied the requirements to file a Form S-3 there shall be no limit on the number of demand requests made by the Initial Investors (or their Permitted Transferees).  In order to count as one of the demand registrations pursuant to Section 2(a), the registration statement in respect thereof must have not been withdrawn and all Registrable Securities which the Holders requested to be registered pursuant to it must have been so included and sold pursuant to an effective registration statement.

3.             Piggyback Registration.  If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Investors) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration on Form S-8 (or similar or successor form) relating solely to the sale of securities to participants in a Company stock option, stock purchase or other stock-based compensation arrangement to the extent includable on Form S-8 (or similar or successor form), or a registration relating solely to a transaction under Rule 145 of the Securities Act on Form S-4 (or similar or successor form) or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities or Common Stock comprising part of a unit or otherwise sold in connection with the issuance or sale of debt securities which are also being registered) (each such registration not withdrawn or abandoned prior to the effective date thereof being herein called a “Piggyback Registration”), the Company shall, at such time, promptly give each Holder of Registrable Securities written notice of such registration not later than forty-five (45) days prior to the anticipated filing date of such Piggyback Registration.  Upon the written request of each Holder of Registrable Securities given within twenty (20) days after the delivery of such notice by the Company in accordance with Section 18, the Company shall, subject to the provisions of Section 8, use commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder of Registrable Securities has requested to be registered.  The Company shall have no obligation under this Section 3 to make any offering of its securities, or to complete an offering of its securities that it proposes to make.  Any selling Holder of Registrable Securities shall be permitted to withdraw all or any part of its Registrable Securities from any Piggyback Registration at any time prior to the effective date of such Piggyback Registration.

4.             Obligations of the Company.  Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall use its commercially reasonable efforts to:

(a)           Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, keep such registration statement effective for up to one hundred eighty (180) days or until the Holders have completed the distribution referred to in such registration statement, whichever occurs first (but in any event for at least any period required under the Securities Act); provided that before filing such registration statement or any amendments thereto, the Company will furnish to the Holders copies of all such documents proposed to be filed.

(b)           Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)           Furnish to the Holders such number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as Holders may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)           Use commercially reasonable efforts to register and qualify the securities covered by such registration statement for offer and sale under such other securities or “blue sky” laws of such states or jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto (i) to qualify to do business in any state or jurisdiction where it would not otherwise be required to qualify but for the requirements of this clause (d), or (ii) to file a general consent to service of process in any such state or jurisdiction.

(e)           Use diligent efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the Company’s business or operations to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities.

(f)            In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.

(g)           Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event of which it has knowledge as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(h)           Notify each Holder of Registrable Securities covered by such registration statement and such Holder’s underwriters, if any, and confirm such advice in writing:  (i) when the registration statement has become effective, (ii) when any post-effective amendment to the registration statement becomes effective and (iii) of any request by the SEC for any amendment or supplement to the registration statement or prospectus or for additional information.

(i)            cooperate with the selling holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such dominations and registered in such names as the managing underwriters may request at least two (2) business days prior to any sale of Registrable Securities to the underwriters.

(j)            if any fact contemplated by clause (g) above shall exist, prepare a supplement or post-effective amendment to the Registration Statement or the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, the prospectus will not contain an untrue of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(k)           Notify each Holder of Registrable Securities if at any time the SEC should institute or threaten to institute any proceedings for the purpose of issuing, or should issue, a stop order suspending the effectiveness of the Registration Statement.  Upon the occurrence of any of the events mentioned in the preceding sentence, the Company will use commercially reasonable efforts to prevent the issuance of any such stop order or to obtain the withdrawal thereof as soon as possible.  The Company will advise each Holder of Registrable Securities promptly of any order or communication of any public board or body addressed to the Company suspending or threatening to suspend the qualification of any Registrable Securities for sale in any jurisdiction.

(l)            Furnish, to any Holder requesting registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(m)          On the date that the registration statement with respect to such securities becomes effective, a “comfort” letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable

Securities, and, if such securities are being sold through underwriters, a reaffirmation of such letter on the date that such Registrable Securities are delivered to the underwriters for sale.

(n)           As soon as practicable after the effective date of the registration statement, and in any event within sixteen (16) months thereafter, have “made generally available to its security holders” (within the meaning of Rule 158 under the Securities Act) an earning statement (which need not be audited) covering a period of at least twelve (12) months beginning after the effective date of the registration statement and otherwise complying with Section 11(a) of the Securities Act.

(o)           Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or quotation system on which similar securities issued by the Company are then listed.

(p)           Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration and provide the transfer agent with printed certificates for Registrable Securities in a form eligible for deposit with The Depositary Trust Company.

(q)           Make available for inspection by a representative of the holders of a majority in number of the Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney or accountant retained by the sellers or underwriter all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with the registration, with respect to each at such time or times as the Company shall reasonably determine; subject to reasonable restrictions and agreements to safeguard the confidentiality of confidential information.

(r)            Cooperate and assist in any filings required to be made with the NASD and in the performance of any due diligence investigation by any underwriter (including any “qualified independent underwriter” that is required to be retained in accordance with the rules and regulations of the NASD).

5.             Obligations of the Holders.

(a)           It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.  If any registration statement or comparable statement under the Securities Act refers to an Investor or any of their respective affiliates, by name or otherwise, as the holder of any securities of the Company then, unless counsel to the Company advises the Company that the Securities Act requires that such reference be included in any such statement, each such holder shall have the right to require the deletion of such reference to itself and its Affiliates.

(b)           Upon receipt of any notice from the Company of the happening of any transaction or occurrence of any event of the kind specified in Sections 4(g) or 4(i), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to any registration statement at issue until such Holder’s receipt of copies of a supplemented or amended prospectus contemplated by Section 4(c) and receives notice that any post-effective amendment (if required) has become effective or until it is advised in writing by the Company that the use of the applicable prospectus and registration statement may be resumed, and, if so directed by the Company, such Holder will deliver to the Company (at the Company’s expense) all copies in such Holder’s possession, other than permanent file copies then in such Holder’s possession, of the registration statement and prospectus covering such Registrable Securities current at the time of receipt of such notice.

6.             Expenses of Demand Registration.  All expenses, other than underwriting discounts and commissions relating to Registrable Securities, incurred in connection with registrations, filings or qualifications pursuant to Section 2, including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel (selected by the Initiating Holders) for the selling Holders shall be borne by the Company.

7.             Expenses of Company Registration.  The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 3 for each Holder, including without limitation all registration, filing and qualification fees, printers’ and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders (selected by the Holders of a majority of the Registrable Securities being registered), but excluding underwriting discounts and commissions relating to Registrable Securities.

8.             Underwriting Requirements.  In connection with any offering initiated by the Company involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 3 to include any Holder’s securities in such underwriting unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the written opinion of the underwriters, exceed the largest number of securities requested to be included in such offering which can be sold without having an adverse effect on such offering by the Company; provided, however, that no Holder participating in such underwriting shall be required to make any representations, warranties or indemnities except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be limited to an amount equal to the net proceeds from the offering received by such Holder.  If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering (or in any other offering in which Holders shall have the right to include Registrable Securities pursuant to Section 3) exceeds the largest number of securities that, in the written opinion of the underwriters, the underwriters reasonably believe can be sold without having an adverse effect on such offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not have an adverse effect on such offering, in the following priority:

(a)           if initiated by the Company: (i) first, securities of the Company to be sold for the account of the Company; and (ii) second, the Registrable Securities requested to be included by the holders of the Series A Preferred Stock and, in the event the holders of the Series B Preferred Stock have, pursuant to rights granted to them, indicated that they will participate in such offering, then allocated (if necessary) pro rata on the basis of the number of Registrable Securities and the shares of Common Stock underlying the Series B Preferred Stock that each such party has requested to be included in such offering; or

(b)           if initiated by a Person other than the Company, the Investors or the holders of the Series B Preferred Stock: (i) first, the securities requested to be included by such other Person; (ii) second, the Registrable Securities requested to be included by the holders of the Series A Preferred Stock and, in the event the holders of the Series B Preferred Stock have, pursuant to rights granted to them, indicated that they will participate in such offering, then allocated (if necessary) pro rata on the basis of the number of Registrable Securities and shares of Common Stock underlying the Series B Preferred Stock that each such party has requested to be included in such offering; and (iii) third, securities of the Company to be sold for the account of the Company; or

(c)           if initiated by the holders of the Series B Preferred Stock: (i) first, the Registrable Securities requested to be included by the holders of the Series A Preferred Stock and the holders of the Series B Preferred Stock pro rata on the basis of the number of Registrable Securities and shares of Common Stock underlying the Series B Preferred Stock that each such party has requested to be included in such offering; and (ii) second, securities of the Company to be sold for the account of the Company.

For purposes of this Section 8 for any selling stockholder which is a Holder of Registrable Securities and which is a partnership, limited liability company or corporation, the partners, retired partners, members and shareholders of such Holder, or the estates and family members of any such partners, retired partners and members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling Holder,” as defined in this sentence.

9.             Indemnification.  In the event any Registrable Securities are included in a registration statement under this Agreement:

(a)           To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its heirs, personal representatives, successors and assigns, each of such Holder’s partners, officers, directors, members, employees and affiliates, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon a Violation; and the Company will pay to each such indemnified party, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action in enforcing this Section 9; provided, however, that the indemnity agreement contained in this Section 9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), nor shall the Company be liable in any such case to a particular indemnified party for any such loss, claim, damage, liability or action solely to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such indemnified party; provided, further, that the indemnity agreement contained in this Section 9(a) shall not apply to any underwriter to the extent that any such loss is based on or arises out of an untrue statement or alleged untrue statement of a material fact, or an omission or alleged omission to state a material fact, contained in or omitted from any preliminary prospectus if the final prospectus shall correct such untrue statement or alleged untrue statement, or such omission or alleged omission, and a copy of the final prospectus has not been sent or given to such Person at or prior to the confirmation of sale to such Person.

(b)           To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Person selling securities in such registration statement and any controlling Person of any such underwriter or other Person, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon a Violation, in each case to the extent (and only to the extent) that such Violation solely occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that, in no event shall the liability of any Holder under this Section 9(b) exceed the net proceeds from the offering received by such Holder; provided, further, that the indemnity agreement contained in this Section 9(b) shall not apply to any underwriter to the extent that any such loss is based on or arises out of an untrue statement or alleged untrue statement of a material fact, or an omission or alleged omission to state a material fact, contained in or omitted from any preliminary prospectus if the final prospectus shall correct such untrue statement or alleged untrue statement, or such omission or alleged omission, and a copy of the final prospectus has not been sent or given to such Person at or prior to the confirmation of sale to such Person.

(c)           Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties, acting reasonably; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 9 except if, and only to the extent that, the indemnifying party is actually prejudiced thereby; and such failure to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9.  An indemnifying party may settle any action or claim under this Section 9 at any time without the consent of the indemnified party so long as such settlement involves no cost or liability to the indemnified party and includes an unconditional release of the indemnified party from all liability with respect to such claim or action.

(d)           The obligations of the Company and Holders under this Section 9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement, and otherwise.

(e)           Any indemnity agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party.

(f)            If a court of competent jurisdiction holds that the foregoing indemnity is unavailable, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other (taking into consideration, among other things, the fact that the provision of the registration rights and indemnification hereunder was a material inducement to the Investors to purchase Registrable Securities) or (ii) if the allocation provided by clause (i) above is not permitted by applicable law or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other (taking into consideration, among other things, the fact that the provision of the registration rights and indemnification hereunder is a material inducement to the Investors to purchase Registrable Securities) but also the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by or on behalf of the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  Notwithstanding anything to the contrary in this Section 9, no Holder shall be required, pursuant to this Section 9, to contribute any amount in excess of the net proceeds received by such indemnifying party from the sale of securities in the offering to which the losses, claims, damages, liabilities or expenses of the indemnified party relate.

10.           Reports Under the Exchange Act.  With a view to making available to the Holders the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees at all times after 90 days after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, to:

(a)           make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b)           use commercially reasonable efforts (without unreasonable expense) to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities;

(c)           file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d)           furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 under the Securities Act (at any time after the effective date of the first registration statement filed by the Company) and the Securities Act and Exchange Act (at any time after it has become subject to such reporting requirements) or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

11.           Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned in whole or in part by a Holder to one or more of its Affiliates (including, without limitation, in the case of the Investors, transfers between them and to their respective members and partners and any members or partners thereof) or to one or more transferees or assignees of the Registrable Securities owned by such Holder, provided that (in each case) such transferee or assignee delivers to the Company a written instrument by which such transferee or assignee agrees to be bound by the obligations imposed on Holders under this Agreement to the same extent as if such transferee or assignee was a party hereto; provided, further, such assignment shall not require registration under the Securities Act.  Except as specifically permitted in the preceding sentence, neither this Agreement nor any Holder’s rights or privileges under this Agreement can be assigned or transferred in whole or in part without the prior written consent of the other parties.

12.           “Market Stand-Off” Agreement.  Each Holder hereby agrees that, during the period of ninety (90) days following the effective date of a registration statement of the

Company filed under the Securities Act in connection with an underwritten offering in which securities owned by such Holder are registered for sale, it shall not, if requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant an option to purchase or otherwise transfer or dispose of (other than to Permitted Transferees) any Common Stock or any securities of the Company convertible into Common Stock held by it except Common Stock included in such registration.  No Holder shall be bound by this Section 12 unless each officer, director and other stockholder of the Company holding in excess of 5% of the then outstanding common share equivalents of the Company shall have entered into and complied with an agreement substantially to the effect of this Section 12.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Holders (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Notwithstanding the foregoing, the obligations described in this Section 12 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a transaction under Rule 145 of Securities Act on Form S-4 or similar forms which may be promulgated in the future.

13.           Amendment; Waiver.  Any term of this Agreement may be amended only with the written consent of the Company and the Holders holding a majority of the Registrable Securities then held by such Holders.  The observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party to be charged, provided that the Holders of a majority of the Registrable Securities then outstanding may act on behalf of all Holders of Registrable Securities.  Any amendment or waiver effected in accordance with this Section 13 shall be binding upon each Holder of Registrable Securities at the time outstanding, each future Holder of all such securities, and the Company.

14.           Changes in Registrable Securities.  If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights and privileges granted hereby shall continue with respect to the Registrable Securities as so changed.  Without limiting the generality of the foregoing, the Company will require any successor by merger or consolidation to assume and agree to be bound by the terms of this Agreement, as a condition to any such merger or consolidation.

15.           Entire Agreement.  This Agreement constitutes the entire understanding and agreement among the parties relating to the subject matter hereof and supersedes any and all prior agreements or understandings with respect to the subject matter hereof.  Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

16.           Governing Law.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

(b)           The jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall properly lie in any federal or state court located in the State of New York.  By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for himself or itself and in respect of his or its property with respect to such action.  The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action.  The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c)           WAIVER OF JURY TRIAL EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(C).

17.           Successors and Assigns.  The provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns (as provided in Section 11), heirs, executors and administrators of the parties hereto.

18.           Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given or delivered upon receipt by the party to be notified (including by telecopier, receipt confirmed) or five (5) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified (a) if to a party other than the Company, at such party’s address set forth on Schedule 1 attached hereto or at such other address as such party shall have furnished the Company in writing, or, until any such party so furnishes an address to the Company, then to and at the address of the last holder of the shares covered by this

Agreement who has so furnished an address to the Company, or (b) if to the Company, at its address set forth at the end of this Agreement, or at such other address as the Company shall have furnished to the parties in writing.

19.           Severability.  The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provisions shall be deemed dependent upon any other covenant or provision unless so expressed herein.

20.           Descriptive Headings, etc.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  All references herein to “Sections” shall refer to corresponding provisions of this Agreement unless otherwise expressly noted.

21.           Delays or Omissions; Remedies Cumulative.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to the parties shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character by a party of any breach or default under this Agreement, or any waiver by a party of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Agreement, or by law or otherwise afforded to a party, shall be cumulative and not alternative.

22.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  Facsimile counterpart signatures shall be acceptable.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

SPORTS ENTERTAINMENT ENTERPRISES, INC.

By:	/s/ Thomas P. Benson

Name:	Thomas P. Benson

Title:	Executive Vice President, Chief Financial Officer and Treasurer

THE HUFF ALTERNATIVE FUND, L.P.

By:	/s/ Edwin M. Banks

Name:	Edwin M. Banks

Title:	Chief Investment Officer

THE HUFF ALTERNATIVE PARALLEL FUND, L.P.

By:	/s/ Edwin M. Banks

Name:	Edwin M. Banks

Title:	Chief Investment Officer

[Signature page to Registration Rights Agreement]

Schedule 1 – Investors

The Huff Alternative Fund, L.P.

Address:
1776 On the Green
57 Park Place
Morristown, New Jersey  07960
Facsimile:  (973) 984-5818
Attention:  Bryan Bloom, Esq.

The Huff Alternative Parallel Fund, L.P.

Address:
1776 On the Green
57 Park Place
Morristown, New Jersey  07960
Facsimile:  (973) 984-5818
Attention:  Bryan Bloom, Esq.